EXHIBIT 4.2

See Transfer Restrictions on Reverse Side

No. SPECIMEN	SPECIMEN Shares

YELLOWSTONE ACQUISITION COMPANY

Incorporated Under the Laws of the State of Delaware

Class A Common Stock, $0.0001 Par Value Per Share

THIS CERTIFIES THAT **Specimen** is the owner of **SPECIMEN (SPECIMEN)** fully paid and nonassessable shares of Class A Common Stock, $0.0001 Par Value Per Share, of Yellowstone Acquisition Company transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Certificate of Incorporation and amendments thereto filed or to be filed or recorded in the office of the Secretary of the State of Delaware and to the provisions of the By-Laws of the Corporation as now or hereafter amended.

WITNESS the signatures of the duly authorized officers of Yellowstone Acquisition Company.

Dated: _____________

President	Treasurer

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OR SERIES OF STOCK. A COPY OF THE PREFERENCES, POWERS, QUALIFICATIONS AND RIGHTS OF EACH CLASS AND SERIES WILL BE FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.